EXHIBIT 99.1
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                   [WINTRUST FINANCIAL CORPORATION LETTERHEAD]

NEWS RELEASE

FOR IMMEDIATE RELEASE                                         September 26, 2003
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FOR MORE INFORMATION
CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com


               WINTRUST FINANCIAL CORPORATION ANNOUNCES CLOSING OF
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                 OVER-ALLOTMENT OPTION OF COMMON STOCK OFFERING
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         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust")
(Nasdaq: WTFC) announced the closing today of the sale of 179,622 additional shares of common stock pursuant to the underwriters' full exercise of their over-allotment option granted in connection with the Company's underwritten public offering of 1,197,486 shares of common stock. The offering was priced at $35.80 per share, and all of the shares were newly issued. Net proceeds to the Company from the sale of the 179,622 additional shares, after deducting the underwriting discount, were approximately $6.0 million.

RBC Capital Markets acted as lead manager of the underwriters for the offering and U.S. Bancorp Piper Jaffray Inc., Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated and Sandler O'Neill & Partners, L.P. acted as co-managers. A final prospectus relating to the offering may be obtained from RBC Capital Markets at the following address or telephone number: Attention:
Syndicate, 60 South Sixth Street, 17th Floor, Minneapolis, MN 55402, telephone number 612-371-2800.

Wintrust is a financial holding company headquartered in Lake Forest, Illinois, with total assets of approximately $4.1 billion at June 30, 2003. Wintrust operates seven community banks that provide a full complement of commercial and consumer loan and deposit products and services through 32 banking facilities. Wintrust also provides brokerage and trust and investment services to customers primarily in the Midwest, as well as customers of the banks, and provides services in several specialty-lending niches.



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